EXHIBIT 16

June 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies & Gentlemen:

We have read Item 4 of the Form 8-K dated June 3, 2004, of the Valero Savings Plan and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant in the Form 8-K.

/s/  Ernst & Young LLP